UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2011

BIOHEART, INC.

(Exact name of registrant as specified in its charter)

Florida

(State or other jurisdiction of incorporation)

1-33718	65-0945967

(Commission File Number)	(IRS Employer Identification No.)

13794 NW 4th Street, Suite 212
Sunrise, Florida 33325

(Address of principal executive offices, including zip code)

(954) 835-1500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On January 23, 2011, Bioheart, Inc. (the “Company”) announced that it had entered into a subscription agreement with Anc Bio Holdings, Inc. (“ANC”), and a subscription agreement with one of its U.S. agents, Bioheart Florida, LLC (“BF”) for a $4 million equity investment, in the aggregate (collectively, the “Agreements”). Funding of the investment was to be made ratably by them in installments with 10% immediately, followed by 40% within 45 days and the remaining 50% subject to certain conditions which the Company expected to satisfy within 90 days. On March 11th the Company announced that it received the initial 10% and was engaged in discussions with ANC and BF to determine new timing for the funding of the remaining installments. As of April 18, 2011, the second installment had not been received from either ANC or BF.

Accordingly, on April 18, 2011 the Company delivered a written notice of default and termination to each of ANC and BF, in respect of the Agreements. The notice states that it is being given as a result of the breach by each of ANC and BF of their respective payment obligations under the Agreements. A copy of the notice of default is filed herewith.

Item 9.01  Exhibits.

Exhibit Number

Description

8.1	Notice of Event of Breach, from Company to AnC Bio Holdings Inc. and Bioheart Florida, LLC, dated April 18, 2011, filed herewith.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 22, 2011

BIOHEART, INC.
By:	/s/ Mike Tomas
Mike Tomas
President & Chief Executive Officer